STATEFED FINANCIAL CORPORATION
13523 University Avenue
Clive, Iowa 50325

FOR MORE INFORMATION	FOR IMMEDIATE RELEASE
Contact Andra K. Black, Co-President	Date June 14, 2001
and Chief Financial Officer
at (515) 223-8484

STATEFED FINANCIAL CORPORATION ANNOUNCES
PRELIMINARY RESULTS OF TENDER OFFER

       Clive, Iowa . . . StateFed Financial Corporation (NASDAQ: SFFC) announced today preliminary results of the modified dutch auction tender offer that expired on Monday, June 11, 2001. Approximately 493,808 shares were tendered at prices between $11.50 to $13.00 per share. StateFed Financial Corporation expects to purchase approximately 231,774 of these shares which represents approximately 47% of the shares tendered or 15% of the company's issued and outstanding shares. The number of shares is subject to verification by First Bankers Trust Co., which acted as the depositary in the offer. The actual number of shares to be purchased and the price per share will be announced within several days upon completion of the verification process. It is currently expected that payment for all shares purchased will be made on or about Monday, June 18, 2001.

       StateFed Financial Corporation is a savings and loan holding company based in Clive, Iowa, and has approximately $109 million in total assets. Its subsidiary bank, State Federal Savings and Loan Association of Des Moines, has three banking offices serving the Des Moines and Clive area.